Exhibit 23.2: Consent of Stegman & Company

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

The Community Financial Corporation

We consent to the use in this Registration Statement of The Community Financial Corporation (the “Company”) on Form S-8 of our report dated March 6, 2015, with respect to the consolidated balance sheets of the Company and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, and the effectiveness of internal control over financial reporting as of December 31, 2014, which report appears in the December 31, 2014 annual report on Form 10-K of the Company incorporated by reference herein.

/s/ Stegman & Company

Baltimore, Maryland

May 15, 2015